Exhibit 99.1

Cytec Announces Third Quarter 2008 Results and Reviews Full Year 2008 Outlook

WEST PATERSON, N.J.--(BUSINESS WIRE)--October 16, 2008--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the third quarter of 2008 of $46.3 million, or $0.96 per diluted share on net sales of $963.0 million. Included in the quarter are special items that total $4.9 million of after-tax expense or $0.10 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $51.2 million or $1.06 per diluted share.

Net earnings for the third quarter of 2007 were $52.4 million, or $1.06 per diluted share, on net sales of $875.1 million. Included in that quarter was an after-tax net restructuring charge of $2.2 million or $0.05 per diluted share and a tax benefit of $3.5 million or $0.07 per diluted share as described further in this release. Excluding these items, net earnings were $51.1 million or $1.04 per diluted share.

David Lilley, Chairman and Chief Executive Officer said, “Our third quarter results reflect the continued strong performance of our Engineered Materials segment, delivering higher selling volumes versus the same period a year ago. In the Surface Specialties segment, we continued to experience weak demand in North America, and we began to see a further than expected slowdown in both North America and Europe toward the end of the quarter. The Performance Chemicals segment’s excellent results were led by strong growth in the Mining Chemicals product line. The Building Block Chemicals segment was adversely impacted by a major hurricane as well as declining demand for acrylonitrile.”

Cytec Performance Chemicals Sales increased 10% to $199 million; Operating Earnings increased to $28.2 million.

Mr. Lilley continued, “In Cytec Performance Chemicals, overall selling volumes were down by 2%, selling prices in the segment increased by 9% and the impact of exchange rate changes increased sales by 3%. A strong increase in the mining chemicals product line selling volumes was offset by decreases in the other product lines where we saw weak demand principally in North America and Europe.

“Operating earnings of $28.2 million were up compared to $18.3 million in the third quarter of 2007. The increase is primarily attributable to higher selling prices more than offsetting higher raw material costs and an improved product mix.”

Cytec Surface Specialties Sales increased 5% to $434 million; Operating Earnings decreased to $22.2 million.

“In Cytec Surface Specialties, overall selling volumes were down by 5% due primarily to weak demand in North America and Europe. Selling prices were up by 3% and the impact of exchange rate changes increased sales by 7%.”

“Operating earnings of $22.2 million include a charge of $1.4 million of accelerated depreciation related to the planned exit of manufacturing at our Pampa, TX site. The operating earnings were lower than the $31.2 million in the third quarter of 2007 and was primarily attributable to lower selling volumes and higher raw material and freight costs more than offsetting selling price increases.”

Cytec Engineered Materials Sales increased 18% to $191 million; Operating Earnings increased to $37.9 million.

“In Cytec Engineered Materials, selling volumes increased by 15% and selling prices increased by 3%. The volume increase was across most customer sectors principally lead by growth in business/regional jets and large commercial aircraft.”

“Operating earnings increased to $37.9 million versus $28.8 million in the third quarter 2007. Higher selling volumes and selling prices were the principle contributors to the earnings increase which more than offset higher raw material, energy and freight costs plus higher volume related manufacturing costs and our increased investments in Research and Development.”

Building Block Chemicals Sales increased 17% to $139 million; Operating Loss of $1.3 million.

“In Building Block Chemicals, selling volumes were down 30% and selling prices increased by 47%. The increase in selling prices was primarily to recover the large cost increases of propylene and ammonia.”

“The operating loss of $1.3 million as compared to operating earnings of $9.4 million in the third quarter of 2007 resulted primarily from significantly lower acrylonitrile volumes related to demand destruction in the acrylic fibers market leading to very low margin spreads. Operating earnings were also impacted unfavorably by $3 million of additional costs related to Hurricane Gustav.”

Special Items

David M. Drillock, Vice President and Chief Financial Officer commented, “We recorded a number of special items in the third quarter of 2008 that total a pre-tax charge of $7.1 million ($4.9 million after-tax or $0.10 per diluted share) as follows:

  Included in Corporate and Unallocated is a pre-tax charge of $5.7 million ($4.0 million after-tax or $0.08 per diluted share) principally for a reduction of approximately 40 employees mostly in our Specialty Chemical operations.
  Included in manufacturing cost of sales in the Surface Specialties segment is a pre-tax charge of $1.4 million ($0.9 million after-tax or $0.02 per diluted share) for accelerated depreciation in relation to the planned exit of Radcure manufacturing at our leased facility in Pampa, TX.

“In the third quarter of 2007 we recorded an after-tax restructuring charge of $2.8 million in Corporate and Unallocated. The costs were principally related to manufacturing cost of sales with $1.3 million related to a restructuring of our polymer additive manufacturing operations in West Virginia, $0.8 million related to a restructuring of our Liquid Coating resins manufacturing facility in Connecticut and $0.7 million was related to the shutdown of our manufacturing operations in France.”

Interest Expense

Mr. Drillock continued, “Interest expense was reduced 16% from the prior year quarter reflecting the lower average debt levels and lower cost of debt versus the prior year quarter.”

Income Tax Expense

Mr. Drillock added, “Our tax provision for the third quarter of 2008 was $23.1 million, or 33.3%, on earnings before income taxes compared with $18.4 million, or 26.0%, on earnings before income taxes in the third quarter of 2007. The overall increase in the 2008 underlying tax rate of 31.7% over the prior years 30.25% is primarily due to increased earnings in higher tax jurisdictions.”

Cash Flow

Mr. Drillock further commented, “Cash flows from operations were $89 million for the quarter and $171 million year to date. For the quarter, trade accounts receivable decreased by $22 million and days outstanding are flat versus the end of the second quarter. Inventory increased approximately $48 million primarily reflecting higher raw material and energy costs. Days on hand are 80, up from 73 days at the end of last quarter partly reflecting the reduced demand levels we experienced towards the latter part of the quarter. Capital spending for the quarter was $46 million, bringing our year to date spending to $116 million.”

“During the quarter we purchased 575 thousand shares of our common stock for $26.9 million. The remaining amount available under the current share repurchase authorization is approximately $45 million.”

2008 Outlook

Mr. Lilley commented, “Despite our solid performance in the first nine months of 2008, we are now faced with weaker market conditions in Europe and North America, and an ongoing strike at one of our major customers. Accordingly, as we communicated in last week’s press release, we have revised our prior guidance for full year adjusted diluted earnings per share estimate to be in a range of $3.75 to $3.85 per share, down from our original estimate of $4.15 to $4.35 per share.”

“On the input side, we continue to operate in a very challenging environment. While feedstock prices have been declining in the market, the benefit has not yet translated to the propylene related derivatives we procure as one would expect. In fact, some of the materials are in tight supply related to the impact the hurricanes had on numerous chemical operations in the third quarter. This tightness is slowing down the process of raw material cost decreases in the fourth quarter. Therefore, we do not expect to realize the benefit from reduced materials cost until late in the fourth quarter.”

Mr. Lilley continued with some additional comments on the individual segments, “In Cytec Performance Chemicals, we have been successful by offsetting the raw material cost impact with price increases. Our Mining Chemicals product line continues to perform well and grow its selling volumes, although our other products lines are being impacted by the weakening demand in North American and Europe. Our operational excellence initiatives in polymer additives continue to benefit us, and the net of all this is that our full year guidance remains unchanged with operating earnings growing about 10% or a range of $77 million to $79 million.”

“In Cytec Surface Specialties, we expect further deterioration in North America and Europe for the remainder of the year. We are taking action on a number of cost initiatives, but in the final quarter we will not be able to fully compensate for the much weaker demand. Given this difficult environment, we have reduced our estimate for Surface Specialties full year operating earnings to be in a range of $75 million to $80 million versus our prior expectation of $90 million to $95 million.”

“In Engineered Materials, we are pleased with the continued growth and overall performance of the business. Unfortunately, the full year demand is impacted by the length of the International Machinists (IAM) strike at The Boeing Company. Based on our assumption that the strike will continue until year end, we have reduced our full year 2008 estimate for operating earnings to be in a range of $138 million to $143 million, down from our prior estimate of $153 million to $158 million.”

“In Building Block Chemicals, we experienced a negative impact of approximately $3 million in earnings in the third quarter as a result of higher costs associated with hurricane Gustav. In addition to this event, we have witnessed further demand destruction in the Asian acrylic fibers market due to the high selling prices for acrylonitrile. This has reduced our sales volume and we expect it to continue through year-end. As a result of these conditions, we have revised our operating earnings estimate for the segment to be approximately $15 million to $17 million for the full year 2008 versus our prior guidance of $20 million to $22 million.”

“Our guidance for Corporate and Unallocated is a net expense of $5 million, down from our prior forecast of $9 million as a result of reductions in performance stock related expense. Other income/(expense) is forecasted to be an expense of $3 million versus income of $2 million as a result of unfavorable foreign currency transaction exchange. Equity earnings are still expected to be about $2 million. Our forecast for interest expense remains at about $37 million, and our underlying annual tax rate for ongoing operations is in the range of 31.0% to 31.5%, primarily due to the reinstatement of the U.S. R&D tax credit enacted in the fourth quarter.”

In closing, Mr. Lilley commented, “As would be expected in this economic environment, we face a number of short and medium term challenges. We are rescheduling production at our Engineered Materials plants and in some cases reducing operations to offset some of the impact from the Boeing strike. In Surface Specialties, we have to react to the new economic realities and intensify our efforts to significantly reduce operating expenses. Additionally, we will explore opportunities to lower our cost base by accelerating the right sizing efforts of our asset base to better align with market conditions.”

Nine Month Results

Net earnings for the nine months ended September 30, 2008 were $152.0 million or $3.12 per diluted share on sales of $2,941.7 million. Included in the results for the nine months were – (a) net pre-tax restructuring charges of $10.8 million ($7.6 million after-tax or $0.16 per diluted share), (b) a pre-tax charge of $4.2 million ($2.7 million after-tax or $0.06 per diluted share) for accelerated depreciation of our Pampa site. Excluding these items, net earnings were $162.3 million or $3.33 per diluted share.

Net earnings for the nine months ended September 30, 2007 were $158.9 million or $3.23 per diluted share on sales of $2,602.6 million. Included in the results for the nine months ended September 30, 2007 were – (a) a net pre-tax restructuring charges of $5.4 million ($4.8 million after-tax or $0.10 per diluted share), (b) a pre-tax gain of $15.7 million ($15.3 million after-tax or $0.31 per diluted share) as a result of completing the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group, (c) a tax benefit of $3.5 million of $0.07 per diluted share related to enacted legislation in an international jurisdiction. Excluding these items, net earnings were $144.9 million or $2.94 per diluted share.

Investor Conference Call to be Held on October 17, 2008 at 11:00AM ET

Cytec will host their third quarter earnings release conference call on October 17, 2008 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live conference call.

Use of Non-GAAP Measures

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$ 963.0	$ 875.1	$ 2,941.7	$2,602.6
Manufacturing cost of sales	765.8	683.8	2,334.6	2,045.6
Selling and technical services	57.4	52.3	176.1	155.3
Research and process development	19.2	18.0	62.5	55.5
Administrative and general	30.8	29.2	89.6	84.4
Amortization of acquisition intangibles	10.0	9.7	30.4	28.6
Gain on sale of assets held for sale	-	-	-	15.7
Earnings from operations	79.8	82.1	248.5	248.9
Other (expense) income, net	(2.1)	(1.4)	1.0	0.1
Equity in earnings of associated companies	0.4	0.5	1.4	0.9
Interest expense, net	8.7	10.4	27.8	31.9
Earnings before income taxes	69.4	70.8	223.1	218.0
Income tax provision	23.1	18.4	71.1	59.1
Net earnings	$ 46.3	$ 52.4	$ 152.0	$ 158.9

Basic net earnings per common share	$ 0.97	$ 1.09	$ 3.17	$ 3.30
Diluted net earnings per common share	$ 0.96	$ 1.06	$ 3.12	$ 3.23

Dividends per common share	$ 0.125	$ 0.10	$ 0.375	$ 0.30

Weighted average shares outstanding (in thousands):
Basic	47,819	48,186	47,925	48,167
Diluted	48,440	49,331	48,681	49,246

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of dollars)

	Three Months Ended				Nine months ended
	September 30,				September 30,
	2008		2007		2008		2007

Net sales

Cytec Surface Specialties	$434.0		$413.0			$1,356.6		$1,237.0
Cytec Performance Chemicals
Sales to external customers	198.9		180.7			583.0		544.6
Intersegment sales	0.3		1.1			1.1		4.8
Cytec Engineered Materials	191.2		162.2			584.5		492.3
Building Block Chemicals
Sales to external customers	138.9		119.2			417.6		328.7
Intersegment sales	3.6		8.8			15.9		26.8
Net sales from segments	966.9		885.0			2,958.7		2,634.2
Elimination of intersegment revenue	(3.9)		(9.9)		(17.0)		(31.6)

Net sales	$963.0		$875.1			$2,941.7		$2,602.6
		% of		% of		% of		% of
		sales		sales		sales		sales
Earnings (loss) from operations

Cytec Surface Specialties (1)	$22.2	5%	$31.2	8%	$64.6	5%	$79.7	6%
Cytec Performance Chemicals	28.2	14%	18.3	10%	62.9	11%	54.9	10%
Cytec Engineered Materials	37.9	20%	28.8	18%	124.2	21%	96.2	20%
Building Block Chemicals	(1.3)	-1%	9.4	7%	11.1	3%	16.6	5%

Earnings from segments	87.0	9%	87.7	10%	262.8	9%	247.4	9%

Corporate and Unallocated (2)	(7.2)		(5.6)		(14.3)		1.5

Earnings from operations	$79.8	8%	$82.1	9%	$248.5	8%	$248.9	10%
(1)	2008 includes pre-tax charges of $1.4 and $4.2 for the three and nine months ended September 30, 2008, respectively, for incremental accelerated depreciation in relation to our planned exit of Radcure manufacturing assets at our leased facility in Pampa, Texas.
(2)

For the three and nine months ended September 30, 2008, Corporate and Unallocated includes pre-tax charges of $5.7 and $10.8, respectively, for restructuring costs primarily associated with various organizational restructuring initiatives across the Specialty Chemicals segments. In the third quarter of 2007 Corporate and Unallocated includes a net restructuring charge of $2.8 for costs related to the shut down of a manufacturing facility in France and restructuring of our polymer additive manufacturing facility in Willow Island and our liquid coating resins manufacturing facility in Wallingford. For nine months 2007, Corporate and Unallocated includes a restructuring charge of $5.4 for the aforementioned items and a $15.7 gain as a result of completion of the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended September 30, 2008				Nine Months Ended September 30, 2008
	% Variance Due To				% Variance Due To
Segment	Volume	Price	FX	Total	Volume	Price	FX	Total
Cytec Surface Specialties	-5%	3%	7%	5%	-2%	2%	10%	10%
Cytec Performance Chemicals	-2%	9%	3%	10%	-2%	5%	4%	7%
Cytec Engineered Materials	15%	3%	0%	18%	16%	3%	0%	19%
Building Block Chemicals	-30%	47%	0%	17%	-14%	41%	0%	27%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$90.2	$76.8
Trade accounts receivable, less allowance for doubtful accounts of $3.9 and $4.5 at September 30, 2008 and December 31, 2007, respectively	619.7	584.4
Other accounts receivable	72.7	72.1
Inventories	609.8	520.0
Deferred income taxes	8.9	7.1
Other current assets	23.6	15.7
Total current assets	1,424.9	1,276.1

Investment in associated companies	22.6	23.8

Plants, equipment and facilities	2,102.9	2,022.6
Less: accumulated depreciation	(1,024.9)	(972.6)
Net plant investment	1,078.0	1,050.0
Acquisition intangibles, net of accumulated amortization of $166.4 and $139.3 at September 30, 2008 and December 31, 2007, respectively	449.3	484.5
Goodwill	1,091.9	1,104.8
Deferred income taxes	0.5	0.4
Other assets	126.3	122.1
Total assets	$4,193.5	$4,061.7

Liabilities
Current liabilities
Accounts payable	$363.8	$316.5
Short-term borrowings	39.8	42.0
Current maturities of long-term debt	1.5	101.4
Accrued expenses	216.5	204.4
Income taxes payable	15.6	7.4
Deferred income taxes	14.4	15.2
Total current liabilities	651.6	686.9
Long-term debt	823.5	705.3
Pension and other postretirement benefit liabilities	266.9	271.4
Other noncurrent liabilities	334.4	349.2
Deferred income taxes	139.0	134.9

Stockholders’ equity
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 48,132,640 shares	0.5	0.5
Additional paid-in capital	433.8	438.0
Retained earnings	1,490.5	1,356.6
Accumulated other comprehensive income	111.8	157.5
Treasury stock, at cost, 1,094,050 shares in 2008 and 596,911 shares in 2007	(58.5)	(38.6)
Total stockholders’ equity	1,978.1	1,914.0
Total liabilities and stockholders’ equity	$4,193.5	$4,061.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Nine Months Ended September 30,
	2008	2007

Cash flows provided by (used in) operating activities
Net earnings	$152.0	$158.9
Noncash items included in net earnings:
Depreciation	84.8	74.6
Amortization	35.1	33.3
Share-based compensation	8.5	10.0
Deferred income taxes	11.9	14.8
Gain on sale of assets held for sale	-	(15.7)
Other	1.0	2.5
Changes in operating assets and liabilities:
Trade accounts receivable	(48.7)	(51.3)
Other receivables	(0.3)	16.7
Inventories	(97.1)	(5.0)
Other assets	(10.8)	(3.8)
Accounts payable	39.3	(5.9)
Accrued expenses	4.9	(0.8)
Income taxes payable	12.1	(9.2)
Other liabilities	(22.2)	(24.6)
Net cash provided by operating activities	170.5	194.5
Cash flows (used in) provided by investing activities
Additions to plants, equipment and facilities	(116.3)	(65.7)
Net proceeds (paid)/received on sale of assets	(4.7)	30.2
Net cash used in investing activities	(121.0)	(35.5)
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	241.0	222.0
Payments on long-term debt	(222.6)	(319.6)
Change in short-term borrowings, net	(2.9)	4.9
Cash dividends	(17.9)	(14.4)
Proceeds from the exercise of stock options	10.8	31.8
Purchase of treasury stock	(46.4)	(49.6)
Excess tax benefits from share-based payment arrangements	2.7	8.5
Other	0.6	0.1
Net cash used in financing activities	(34.7)	(116.3)
Effect of currency rate changes on cash and cash equivalents	(1.4)	2.4
Increase in cash and cash equivalents	13.4	45.1
Cash and cash equivalents, beginning of period	76.8	23.6
Cash and cash equivalents, end of period	$90.2	$68.7

Cytec Industries Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.
Three Months Ended September 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$46.3	$0.96
- Restructuring charge	4.0	0.08
- Pampa accelerated depreciation charge	0.9	0.02
Non-GAAP Net Earnings	$51.2	$1.06
Three Months Ended September 30, 2007
	Net Earnings	Diluted EPS
GAAP Net Earnings	$52.4	$1.06
- Net restructuring charge	2.2	0.05
- Tax benefit due to Germany tax rate change	(3.5)	(0.07)
Non-GAAP Net Earnings	$51.1	$1.04

Numbers may not add due to rounding

Cytec Industries Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures (Cont'd)
Amounts in millions except per share amounts

Nine Months Ended September 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$152.0	$3.12
- Net restructuring charge	7.6	0.16
- Pampa accelerated depreciation charge	2.7	0.06
Non GAAP Net Earnings	$162.3	$3.33

Nine Months Ended September 30, 2007
	Net Earnings	Diluted EPS
GAAP Net Earnings	$158.9	$3.23
- Net restructuring charge	4.8	0.10
- Gain on sale of product lines	(15.3)	(0.31)
- Tax benefit due to Germany tax rate change	(3.5)	(0.07)
Non GAAP Net Earnings	$144.9	$2.94

Numbers may not add due to rounding

CONTACT:
Cytec Industries Inc.
Jodi Allen, 973-357-3283